As filed with the Securities and Exchange Commission on November 9, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UnitedGlobalCom, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-1602895
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4643 South Ulster Street, Suite 1300 Denver, Colorado Telephone: (303) 770-4001	80237
(Address of Principal Executive Offices)	(Zip Code)

UNITEDGLOBALCOM, INC.

401(k) Savings and Stock Ownership Plan

(Full title of the Plan)

With Copies to:

Michael T. Fries Chief Executive Officer 4643 South Ulster Street, Suite 1300 Denver, Colorado 80237 Telephone: (303) 770-4001	Garth B. Jensen, Esq. Holme Roberts & Owen LLP 1700 Lincoln, Suite 4100 Denver, Colorado 80202 Telephone: (303) 866-0477
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Class A Common Stock ($.01 par value)	628,558	(2)	$7.425	$4,667,043	$592

(1)	Estimated solely for the purpose of calculating the registration fee for the shares being registered hereby pursuant to Rule 457(h), based on the average of the high and low sales price for Class A common stock on November 4, 2004, as reported on the Nasdaq National Market.
(2)	This Registration Statement shall cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock. In addition, pursuant to Rule 416(c), this Registration Statement also covers an indeterminate amount of interests to be offered and sold pursuant to the Registrant’s 401(k) Savings and Stock Ownership Plan described herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the plan information required by Item 1 of Part I of this Form S-8 and the statement of availability of registrant information and other information required by Item 2 of Part I of this Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428(a) and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of any or all of such documents as required by Rule 428(a) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

UnitedGlobalCom, Inc. (the “Company”) hereby incorporates by reference in this Registration Statement the following documents filed by the Company or its predecessor with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (Commission File No. 000-496-58):

(a)	The Company’s latest annual report on Form 10-K for the fiscal year ended December 31, 2003.

(b)	All other reports filed (and not furnished) by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2003.

(c)	The description of the Company’s Class A common stock included in the Company’s Registration Statement on Form S-8 dated April 27, 2004 (File No. 333-114909).

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained in the document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under specified circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Company’s Bylaws provide for the mandatory indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware law. The Company’s Restated Certificate of Incorporation provides that the Company will indemnify its directors and officers to the fullest extent permitted by law and that directors shall not be liable for monetary damages to the Company or its stockholders for breach of fiduciary duty, except to the extent that the Delaware General Corporation Law prohibits elimination or limitation by such liability.

Article Sixth of the Company’s Restated Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director of the Company shall not be liable to the Company or any of its stockholders for damages caused by a breach of a fiduciary duty by such director. Article Sixth also provides that no amendment or repeal of such Article shall adversely affect any limitation, right or protection of a director that existed under said Article immediately before the amendment or repeal.

Article Seventh of the Company’s Restated Certificate of Incorporation, as amended, requires the Company to indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who is or is threatened to be made a party to any civil, criminal, administrative, investigative, or other action or proceeding by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity.

Article VI of the Company’s Bylaws also contains indemnity provisions requiring the Company to indemnify the directors and officers of the Company to the fullest extent provided by the laws of the State of Delaware. Such provisions provide for the payment by the Company, to the fullest extent provided by law, of amounts to cover expenses incurred in a proceeding upon written request to the Company by the person seeking indemnity. The Bylaws also provide that the Company shall have the power to indemnify its employees and other agents as set forth in applicable laws. The Bylaw provisions impose upon the Company the burden of proving that a person is not entitled to indemnification in any particular case and negate certain presumptions that may otherwise be drawn against such person seeking indemnification in connection with the termination of actions in certain circumstances. These rights of indemnification are not exclusive of any other rights the person may have under the laws of the State of Delaware, the Company’s Bylaws or otherwise. Although not requiring directors’ and officers’ liability insurance, the Bylaws provide that the Company may purchase insurance to the fullest extent permitted by Delaware General Corporate Law.

In addition to the foregoing, we have entered into Indemnification Agreements with each of our directors, our named executive officers and certain other officers. Pursuant to such Agreements and as permitted by our Bylaws, we will indemnify any such person to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and settlements incurred as a result of being a party or threatened to be a party in a legal proceeding. Also, we will advance expenses if requested by the indemnitee. We are not, however, obligated to indemnify or advance expenses if it is determined that the indemnitee is not entitled to the same by a written opinion of the Board or independent counsel or other person appointed by the Board to make such a determination.

Item 7. Exemption From Registration Claimed.

Not Applicable

Item 8 Exhibits

Exhibit Number	Description
4.1	Restated Certificate of Incorporation of the Company as amended and currently in effect (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 dated February 14, 2002 (Commission File No. 333-82776)).

4.2	Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Amendment No. 8 Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on September 26, 2003 (Commission File No. 333-82776)).

4.3	Bylaws of the Company dated December 31, 2001 (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 dated February 14, 2002 (Commission File No. 333-82776)).

4.4	Specimen of Class A Common Stock Certificate for the Company, par value $0.01 per share (incorporated herein by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 (Commission File No. 000-49658)).

5.1	Legality opinion of Holme Roberts & Owen LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Information Regarding Absence of Consent of Arthur Andersen LLP.

23.3	The consent of Holme Roberts & Owen LLP is included in Exhibit 5.1.

24.1	Power of Attorney.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain, unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporate by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for the indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 9th day of November 2004.

UNITEDGLOBALCOM, INC.,
a Delaware corporation

By:	/S/ VALERIE L. COVER
Valerie L. Cover
Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following in the capacities and as of the dates indicated.

Signatures	Title	Date

* Gene W. Schneider	Chairman of the Board	November 9, 2004

* Robert R. Bennett	Director	November 9, 2004

* Charles H.R. Bracken	Co-Chief Financial Officer	November 9, 2004

* John P. Cole, Jr.	Director	November 9, 2004

* Valerie L. Cover	Principal Accounting Officer	November 9, 2004

* John W. Dick	Director	November 9, 2004

* Michael T. Fries	Director, Chief Executive Officer and President	November 9, 2004

* Paul A. Gould	Director	November 9, 2004

* Gary S. Howard	Director	November 9, 2004

* David B. Koff	Director	November 9, 2004

* John C. Malone	Director	November 9, 2004

* Mark L. Schneider	Director	November 9, 2004

* Frederick G. Westerman III	Co-Chief Financial Officer	November 9, 2004

/S/ VALERIE L. COVER Valerie L. Cover, Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, as amended, the Administrative Committee for the UnitedGlobalCom, Inc. 401(k) Savings and Stock Ownership Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, State of Colorado, on this 9th day of November 2004.

ADMINISTRATIVE COMMITTEE

By:	/s/ MICHELLE L. KEIST
Michelle L. Keist

By:	/s/ PATRICIA L. NICHOLS
Patricia L. Nichols

INDEX TO EXHIBITS

Exhibit Number	Description
4.5	Restated Certificate of Incorporation of the Company as amended and currently in effect (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 dated February 14, 2002 (Commission File No. 333-82776)).

4.6	Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Amendment No. 8 Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on September 26, 2003 (Commission File No. 333-82776)).

4.7	Bylaws of the Company dated December 31, 2001 (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 dated February 14, 2002 (Commission File No. 333-82776)).

4.8	Specimen of Class A Common Stock Certificate for the Company, par value $0.01 per share (incorporated herein by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 (Commission File No. 000-49658)).

5.1	Legality opinion of Holme Roberts & Owen LLP.

The Company has received a determination letter from the Internal Revenue Service (“IRS”) dated April 15, 2002 stating that the Plan is a qualified Plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The Company hereby undertakes to submit an application to the IRS to request a determination letter stating that the Plan, as amended and restated, effective November 1, 2004, in form, continues to be a qualified plan under Section 401(a) of the Code.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Information Regarding Absence of Consent of Arthur Andersen LLP.

23.3	The consent of Holme Roberts & Owen LLP is included in Exhibit 5.1.

24.1	Power of Attorney.